Exhibit 99.1

Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

sbarton@myriad.com

MYRIAD GENETICS REPORTS FISCAL 2009

THIRD QUARTER FINANCIAL RESULTS

– Record revenues of $87.5 million, versus $61.8 million a year ago and record net profit of $25.3 million compared with net loss of $4.6 million a year ago –

Salt Lake City, May 4, 2009 – Myriad Genetics, Inc. (NASDAQ: MYGN) today reported financial results for the fiscal 2009 third quarter and nine-month period ended March 31, 2009.

For the third quarter of fiscal 2009, the Company posted a record net profit of $25.3 million, or $0.25 per diluted share, compared with a net loss of $4.6 million, or $0.05 per share, in the third quarter fiscal 2008. The $25.3 million net profit for the third fiscal quarter represented a 19% increase over the prior quarter’s net profit of $21.2 million. The Company noted that these results were achieved in a difficult economy and with major expenditures toward Myriad Pharmaceuticals’ three on-going phase 2 clinical trials and Myriad Genetics’ direct-to-consumer marketing campaign in strategic southern states.

Total revenue for the 2009 fiscal third quarter increased to a record $87.5 million, compared with $61.8 million in the prior-year period. Molecular diagnostic revenues rose 47% to $86.5 million from $59.0 million last year. The improvement resulted primarily from an increase in the Company’s sales and marketing efforts, including expansion of its women’s health sales force, and the continuation of its direct-to-consumer marketing campaign, which the Company believes has resulted in improved physician acceptance and adoption of its molecular diagnostic products.

“Our molecular diagnostic products provide physicians with critical information to better manage their patients’ healthcare,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “Because of this clinical utility, Myriad achieved record revenue and profitability this quarter despite the current economic recession.”

Molecular diagnostic cost of revenue for the third fiscal quarter was $11.2 million, or 13% of product revenue, compared with $8.3 million, or 14% of product revenue, for the comparable period in 2008, resulting from efficiency gains in the operation of the Company’s molecular diagnostic laboratory.

Research and development expense decreased to $17.9 million for the fiscal third quarter, compared with $31.2 million last year, primarily reflecting discontinuation of the Company’s Alzheimer’s disease program in June 2008, which was partially offset by increased costs associated with Myriad Pharmaceuticals’ drug development programs in metastatic brain cancer and AIDS.

Selling, general and administrative expenses were $36.1 million, compared with $30.2 million for the same quarter of the prior year. This increase was primarily attributable to costs associated with the Company’s molecular diagnostics revenue growth and administrative costs to support growth in its molecular diagnostic business as well as its continuing therapeutic development programs.

Fiscal 2009 Nine-Month Period

For the nine months ended March 31, 2009, total revenues were $245.5 million, compared to $166.8 million in the prior-year period. Additionally, for the first nine months of fiscal 2009, molecular diagnostics revenue increased 52% to $240.4 million, from $158.2 million in the same period last year.

Net profit for the nine-month period was $61.0 million, or $0.62 per diluted share, compared with a net loss of $17.7 million, or $0.20 per share, for the same period in fiscal 2008.

The Company’s balance sheet remains strong with $535 million in cash, cash equivalents and marketable investment securities. Additionally, the Company has no debt or convertible securities.

As announced on October 20, 2008, Myriad Genetics plans to spin off its research and drug development businesses from its molecular diagnostics business to form two well-capitalized, highly-focused, independent public companies. The molecular diagnostics business will operate under the name Myriad Genetics, Inc., and the research and drug development businesses will operate under the name Myriad Pharmaceuticals, Inc. Shareholders of Myriad Genetics, Inc. will receive one share of Myriad Pharmaceuticals common stock for every four shares of Myriad Genetics common stock owned. The transaction is expected to be completed by the end of the second calendar quarter of 2009.

Conference Call and Webcast

A conference call with Company management will be held May 5, 2009 at 10:00 a.m. EDT with investors and media to discuss these results and recent events. The dial-in number for domestic callers is (800) 768-5109. International callers may dial (212) 231-2903. All callers will be asked to reference reservation number 21421979. An archived replay of the call will be available for seven days by dialing (800) 633-8284 or (402) 977-9140, and entering the reservation number above. The conference call will also be audiocast over the Web and can be accessed through: www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. is a leading healthcare company focused on the development and marketing of novel molecular diagnostic and therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, Azixa and Vivecon are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s continued achievement of record revenues and net profits; the impact of the current economic conditions on the Company’s operations; the continued improvement of revenues as a primary result from an increase in the Company’s sales and marketing efforts, including expansion of the Company’s women’s health sales force, and the continuation of the Company’s direct-to-consumer marketing campaign; the Company’s belief of improved physician acceptance and adoption of the Company’s molecular diagnostic products as a result of increased sales and marketing efforts, including expansion of the Company’s women’s health sales force, and the continuation of the Company’s direct-to-consumer marketing campaign; the ability of the Company’s molecular diagnostic products to provide physicians with critical information to better manage their patients; the continued achievement of record revenue and profitability despite the current economic recession because of the clinical utility of the Company’s molecular diagnostic products; the Company’s plans to spin off its research and drug development businesses from its molecular diagnostics business to form two well-capitalized, highly-focused, independent public companies; the molecular diagnostics business operating under the name of Myriad Genetics, Inc., and the research and drug development businesses operating under the name of Myriad Pharmaceuticals, Inc.; the receipt of one share of Myriad Pharmaceuticals common stock for every four shares of Myriad Genetics common stock owned by shareholders of Myriad Genetics, Inc.; and the expectation that the spin-off transaction will be completed by the end of the second calendar quarter of 2009. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that we may be unable to further identify, develop and achieve commercial success for new products and technologies; the risk that we may be unable to discover drugs that are safer and more efficacious than our competitors; the risk that we may be unable to develop and maintain manufacturing or laboratory processing capabilities for our products; the risk that sales of our existing molecular diagnostic products may decline or not continue to increase at historical rates; the risk that we may be unable to develop additional molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we may be unable to protect our proprietary technologies; the risk of patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	Mar. 31, 2009	Mar. 31, 2008	Mar. 31, 2009	Mar. 31, 2008
Revenues:
Molecular diagnostic revenue	$86,531	$59,023	$240,449	$158,176
Research and other revenue	956	2,742	5,064	8,597

Total revenues	87,487	61,765	245,513	166,773
Costs and expenses:
Molecular diagnostic cost of revenue	11,232	8,263	32,082	23,289
Research and development expense	17,850	31,161	54,950	84,490
Selling, general and administrative expense	36,094	30,157	105,092	87,127

Total costs and expenses	65,176	69,581	192,124	194,906

Operating income (loss)	22,311	(7,816)	53,389	(28,133)
Other income (expense):
Interest income	2,946	3,250	9,817	10,774
Other	(33)	(65)	(2,038)	(337)

Total other income	2,913	3,185	7,779	10,437
Income (loss) before taxes	25,224	(4,631)	61,168	(17,696)
Income tax provision (benefit)	(94)	—	193	—

Net income (loss)	$25,318	$(4,631)	$60,975	$(17,696)

Basic earnings (loss) per share	$0.27	($0.05)	$0.66	($0.20)
Diluted earnings (loss) per share	$0.25	($0.05)	$0.62	($0.20)

Basic weighted average shares outstanding	94,327	88,896	92,757	88,070
Diluted weighted average shares outstanding	99,594	88,896	97,979	88,070

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Mar. 31, 2009	Jun. 30, 2008
Cash, cash equivalents, and marketable investment securities	$534,842	$420,056
Trade receivables, net	47,473	40,663
Other receivables	4,205	4,769
Prepaid expenses	2,811	3,143
Equipment and leasehold improvements, net	28,619	30,026
Other assets	2,480	685

Total assets	$620,430	$499,342
Accounts payable and accrued liabilities	$36,445	$71,654
Deferred revenue	58	2,033
Stockholders’ equity	583,927	425,655

Total liabilities and stockholders’ equity	$620,430	$499,342